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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the registration statement (No. 333-46325) on Form S-8 of Getty Images, Inc. of our report dated
March 30, 1998, of our audits of the consolidated financial statements and financial statement schedules of Getty Communications plc as of December 31, 1997 and 1996, and for the period March 14, 1995 through December 31, 1995 and for the two years ended December 31, 1997 and 1996, and the consolidated financial statements and financial statement schedules of Tony Stone Associates Limited for the period January 1, 1995 through March 13, 1995 which is included in this Annual Report on Form 10-K for the year ended December 31, 1997.

                                           Coopers & Lybrand
                                           Chartered Accountants


London
March 31, 1998